Exhibit 10.10

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”), dated effective as of 5:00 p.m. (local time) on April 1, 2016 (the “Effective Date”), is made by and between MATTRESS FIRM, INC., a Delaware corporation, individually and on behalf of its  and its parent companies and subsidiaries (together “MFRM” or the “Company”), and Robert D. Killgore (“you,” “your” or “yourself”), a natural person.  Each of the foregoing parties – the Company and you – may be referred to herein, individually, as a “Party” and collectively, as the “Parties.”

This Agreement shall constitute the “Release” described in Section 7(h) of that certain Employment Agreement dated October 20, 2014 by and among Robert D. Killgore, Mattress Firm Holding Corp. and Mattress Firm, Inc., as amended by that certain First Amendment to Employment Agreement effective September 10, 2015 (collectively, the “Employment Agreement”).

In consideration of the payment and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound and, enter into, and knowingly and voluntarily agree to all of the terms and conditions of, this Agreement as follows:

A.	Your employment with the Company and the Employment Agreement is terminated effective as of the Effective Date.
B.

This Agreement states the mutual agreement of the Company (for itself, its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, representatives, and employees, all individually and in their official capacities), on the one hand, and you, Robert D. Killgore (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, and assigns), on the other hand, regarding the termination of your employment with the Company.

C.	By signing this Agreement, you knowingly and voluntarily acknowledge, agree to and do represent and warrant the following:

(1) That, as of the Effective Date, you have turned over to the Company all property belonging to the Company (including all computer files, computer discs, documents, notes, papers, correspondence, keys, and issued equipment); and that if you should find yourself in possession of any property of the Company at any time after the Effective Date, you will return such property to the Company immediately;

(2)
(3) That you will not make any statements about the Company or any of its officers, directors, or employees which could be construed by a reasonable person as negative or derogatory;
(4) That in the event you seek reemployment or future employment with the Company after the date of this Agreement, you understand and agree that the Company will have

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the complete and unfettered right to reject your application for employment immediately and summarily;
(5) That you agree that you will comply with Section 8 of the Employment Agreement, which shall survive the termination of the Employment Agreement in accordance with its terms;

(6) That the terms of the Agreement shall be considered confidential and will not be disclosed or communicated in any manner except as required by applicable law or to your spouse, attorney or financial advisor.  In addition, you agree not to disclose any Company Confidential Information or proprietary information regarding the Company, except upon written consent of the Company.  “Company Confidential Information” means information (a) disclosed or known by you as a consequence of or through your employment with the Company; (b) not generally known outside of the Company; and (c) which relates, in any manner, to the Company’s business.  Examples of Confidential Information include, but are not limited to, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, information regarding Company associates, information regarding the Company’s relationships with its associates and other information relating to the business of the Company that is not known generally to the public or others outside of the Company.

(7) That, in consideration of the Severance Benefits (as defined below),  as of the date hereof, you, for yourself and on behalf of your successors, heirs, partners, beneficiaries and assigns, hereby unconditionally, irrevocably, completely, and forever WAIVE, RELEASE, DISCHARGE and ACQUIT the Company and its affiliates, together with their past and present directors, officers, partners, members, shareholders, managers, employees, agents, insurers, attorneys and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, obligations, costs, losses, expenses (including attorney’s fees), causes of action, rights, demands, debts, liens, liabilities or damages of any nature whatsoever, whether known or unknown, pending or threatened, direct or contingent, suspected or unsuspected, including, without limitation, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort which you have now or at any time hereafter may have by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever that has arisen, occurred or accrued on or prior to the date hereof against the Company or any of the foregoing, including, without limitation, any claims (i) that arise out of your employment and/or the termination of your employment with the Company or any of its affiliates, (ii) that arise, whether in contract or in tort, based upon fraud or misrepresentation, breach of duty or common law, or (iii) that arise under or by virtue of any judicial decision, statute or regulation, for past, present, known, and unknown injuries, property or economic damage, and all other losses and damages of any kind.  In addition, you hereby waive all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the other person.  The only exceptions to the foregoing are claims and rights that may arise from events, actions or failures after the Effective Date and any claims which cannot be waived by

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law, including your right to file a charge with or participate in an investigation conducted by the U.S. Equal Employment Opportunity Commission.  You do, however, waive any right to any monetary or other relief of any kind flowing out of any agency or third-party claims or charges, including any charge you might file with any state, local or federal agency.  The foregoing waiver and release includes claims, if any, arising under the following:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Fair Labor Standards Act, as amended;
•	The Family and Medical Leave Act of 1993;
•	Employee Retirement Income Security Act (ERISA)
•	Texas Labor Code § 21.001, et seq. (Texas Employment Discrimination)
•	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act)
•	Texas Labor Code § 62.002, et. seq. (Texas Minimum Wage Act)
•	Texas Labor Code § 201.001, et seq. (Texas Unemployment Compensation Act)
•	Texas Labor Code § 401.001, et seq. specifically § 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues)
•	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;
•	any public policy, contract, tort, or common law; or
•	any allegation for damages, costs, fees, or expenses including attorneys’ fees incurred in these matters;

(8) That, in consideration of the Severance Benefits,  you, for yourself and on behalf of your successors, heirs, beneficiaries and assigns, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Company or any of its affiliates based upon any claim released hereby.  You agree to INDEMNIFY and DEFEND the Company and its affiliates and to HOLD the Company and its affiliates HARMLESS against all damages, liabilities and expenses (including attorney’s fees) from all claims that have been or that may later be asserted against the Company or any of its affiliates by any person, entity, firm, or corporation claiming by, through, or on behalf of you;

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(9) That you will not disclose either the fact of or the terms of this Agreement except as may be required to comply with applicable law or to an attorney with whom you choose to consult regarding your consideration of this Agreement;

(10) That if you breach any of the promises in this Agreement or if you challenge the general release stated in this Agreement, the Company shall have the right to require you to return all monies paid to you and to cease any and all remaining payments offered to you in consideration of your signing this Agreement;

(11) That you will not receive the monies and/or benefits specified below except for your execution and non-revocation of this Agreement and the fulfillment of the promises herein (which means that, even if you sign this Agreement today, any amounts owed to you hereunder (excluding normal wages) will not be paid until the expiration of the non-revocation period);

(12) That the Company does hereby advise you that you should consult with an attorney regarding the waivers and releases in this Agreement and that you have up to twenty-one (21) days to consider signing this agreement and that you hereby waive the twenty-one (21) day consideration period.

(13) that the Company does hereby advise you that you may revoke this Agreement for a period of seven (7) days following the day you execute this Agreement.  Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement.”  The revocation must be personally delivered or mailed to ABBY LUDENS, 5815 Gulf Freeway, Houston, TX  77023 and postmarked prior to the expiration of seven (7) days after execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in your state of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

(14) That you have made reasonable efforts to understand fully the terms of this Agreement, including the nature and extent of the claims released, and that you are freely and knowingly, after adequate consideration, agreeing to its terms;

(15) That you have received payment of undisputed wages due to you, less applicable payroll deductions such as federal and state taxes, other than wages due for the current pay period;

(16) That you have not been induced to execute this Agreement by any representations or agreements other than what is expressly set forth in this Agreement; that this Agreement constitutes the entire agreement between you and the Company and supersedes all prior oral and/or written agreements with the Company except those pertaining to non-disclosure of

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confidential, proprietary information and trade secrets; and that this Agreement may not be modified except by written agreement with the Company executed by you and an authorized officer of the Company;

(17)  That if any provision of this Agreement is prohibited by law and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect; and

(18) That this Agreement is performable in Texas and shall be interpreted in all respects under the laws of the State of Texas (excluding its choice of law rules) and jurisdiction and venue (location of any lawsuit) shall be solely in Harris County, Texas.

D.

In consideration for your signing and not revoking this Agreement and your compliance with the promises made herein and in accordance with Section 7 of the Employment Agreement,  as adjusted by the Compensation Committee of Mattress Firm Holding Corp., the Company agrees to make the following payments to you or on your behalf (collectively, the “Severance Benefits”) as follows:

(1)

to pay to you all unpaid base balary at your current salary rate through and including April 1, 2016, less lawful deductions, on the first payroll date after the expiration of the seven day revocation period referenced in this Agreement;

(2)

to pay to you an amount equal to $750,000, less lawful deductions, payable over a period of eighteen (18) months on regular semi-monthly paydays (the 15th and last working day of each month).  The first payment will be made on the first payroll date after the expiration of the seven day revocation period referenced in this Agreement.

(3)	to pay for COBRA premiums on your behalf for a period of eighteen (18) months, which period shall commence on May 1, 2016, until you are eligible for benefits on another employer’s health plan; and
(4)

to pay to you the cash bonus, if any, due and payable to you pursuant to Section 5(b)(iv) of the Employment Agreement irrespective of the termination of your employment.  Such bonus will be paid on the date the EBITDA bonus, if any, is paid to the other plan participants by the Company.

E.

You agree that this consideration is monies and benefits in excess of any amounts to which you may be entitled under any policy or custom of the Company and that the payment and benefits constitute full and fair consideration for the agreements, restrictions, representations, warrants, and waivers of rights and claims and the releases stated in this Agreement; that you have not assigned to any other person or entity any of the rights and claims waived and released in this Agreement; and that you have full right and authority to grant the waivers and releases in this Agreement; and that there are no third party claims or liens to which the payments under which this Agreement may be subject.

   THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND THE GENERAL RELEASE LANGUAGE IN IT AND DESIRE TO ENTER INTO

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THIS AGREEMENT.  YOU HAVE BEEN ADVISED THAT YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND YOU HEREBY WAIVE SUCH 21-DAY PERIOD. YOU HAVE ALSO BEEN ADVISED THAT YOU HAVE SEVEN (7) DAYS FROM THE DATE YOU EXECUTE THIS AGREEMENT TO REVOKE THIS AGREEMENT.  ANY SUCH REVOCATION MUST BE MADE IN WRITING TO THE COMPANY REPRESENTATIVE IDENTIFIED HEREIN.  YOU ALSO HAVE BEEN ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND RECEIVE THEREBY THE CONSIDERATION SET FORTH ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY/RELEASED PARTIES AS OF THE DATE YOU EXECUTE THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed and delivered this Agreement, effective as of the Effective Date.

/s/ Robert D. Killgore
Robert D. Killgore

April 1, 2016
Date

Email contact for future correspondence:

____________________________________

MATTRESS FIRM, INC.

By: /s/ Ken Murphy____________________

Ken Murphy,  President & CEO

April 1, 2016

Date

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